Exhibit 99.2

SUNBELT RENTALS HOLDINGS, INC.

2026 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANT NOTICE

Sunbelt Rentals Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2026 Omnibus Equity Incentive Plan (the “Plan”), hereby grants to the individual whose name is set forth below (the “Participant”) the number of restricted stock units set forth below (the “RSUs”) as of the date set forth below (the “Grant Date”). The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (this “Grant Notice”), the Terms and Conditions of the Restricted Stock Unit Award attached hereto as Exhibit A and the Appendix (the “Ts&Cs” together with this Grant Notice, the “Agreement”), and the Plan. Unless otherwise defined in the Agreement, capitalized terms used in the Agreement shall have the meanings ascribed to such terms in the Plan.

Name of Participant:

Number of RSUs:

Grant Date:

Vesting Commencement Date:

Vesting Schedule: Except as otherwise set forth in the Agreement or in any individual employment or similar agreement between the Participant and the Company or any of its Subsidiaries (each, a “Company Group Member” and collectively, the “Company Group”), the RSUs will vest in accordance with the following vesting schedule, in each case, subject to the Participant continuing to be employed by, or providing services to, a Company Group Member through such date (each date on which a portion of the RSUs vests, a “Vesting Date” and the “Final Vesting Date”, as applicable).

Vesting Date [1]	Vesting Date [2]	Vesting Date [3]
[•] RSUs on [•]	[•] RSUs on [•]	[•] RSUs on [•]

Acceptance:

The Participant acknowledges receipt of a copy of the Plan, the Company’s most recent prospectus that describes the Plan and the Agreement. The Participant further acknowledges that the Participant has reviewed the Agreement and the Plan in their entirety, and fully understands all provisions of the Agreement and the Plan.

By the Participant’s signature below or through any electronic acceptance procedure established by the Company, the Participant agrees to be bound by the terms and conditions of the Plan and the Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or the Agreement. By the Participant’s signature below or through any acceptance procedure established by the Company, the Participant agrees, to the fullest extent permitted by Applicable Law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan, which the Company may designate in its absolute discretion, may deliver in connection with this grant (including the Plan, the Agreement, account statements, prospectuses, prospectus supplements, annual and quarterly reports and all other communications and information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company.

To accept this Award of RSUs, the Participant must consent and agree to the terms and conditions on which this Award is offered, as set forth in the Plan and the Agreement, through DocuSign (or such other administration platform as required by the Company in its absolute discretion) no later than one hundred eighty (180) days following the date on which the Agreement is presented to the Participant. If within such one hundred eighty (180)-day period the Participant does not accept this Award, the Participant will be deemed to have rejected this Award pursuant to the terms and conditions set forth in the Plan and the Agreement, and this Award will be cancelled automatically and without any further action on the part of the Company or the Participant immediately upon the expiration of such one hundred eighty (180)-day period, and without any additional consideration therefor.

Acknowledged and Agreed:

Signed:

Print Name:

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EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

Pursuant to the Grant Notice to which this Exhibit A is attached, and forms a part of, the Company has granted to the Participant the number of RSUs set forth in the Grant Notice.

ARTICLE I.

GENERAL

Section 1.1 Terms and Conditions. The RSUs and any Shares that may be issued to the Participant hereunder are subject to the terms and conditions set forth in the Agreement and the Plan. In the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Section 1.2 Defined Terms. For purposes of the Agreement, the following terms shall have the following meanings:

“Cause” shall mean, unless otherwise set forth in an individual employment or similar agreement between Participant and the applicable Company Group Member, termination of a Participant’s employment by the applicable Company Group Member for any of the following reasons: (a) failure to substantially comply with reasonable directives of the Participant’s supervising employee; (b) chronic absenteeism, willful misconduct, malfeasance, or gross negligence in the performance of Participant’s duties, actions or omissions involving moral turpitude, or illegal use of controlled substances; (c) material breach of the Company Group’s written policies and procedures as they may exist from time to time which, for the avoidance of doubt, shall include operating policies; (d) material breach or default of this Agreement, which shall remain uncured five (5) days after receipt of written notice from the Company that a material breach or default has occurred and is continuing; (e) failure to cooperate fully with any investigation conducted by or on behalf of the Company Group; (f) commission of a felony of any nature, commission of any crime acting in Participant’s capacity as an employee of the Company Group, or commission of any other crime that reflects adversely on the Company Group; (g) engaging in a material act of dishonesty, disloyalty, or fraud with respect to the Company Group, auditors, or any of the Company Group’s vendors, customers, or employees; (h) engaging in any act or omission that causes or reasonably could be expected to cause damage to the Company Group’s business or reputation; or (i) acting in any manner which is in violation of Participant’s common law duty or loyalty or other fiduciary duty to the Company Group.

“Disability” shall mean a chronic illness or chronic disability of the Participant that results in the inability of the Participant to perform the essential functions of the Participant’s job, with reasonable accommodation, for a period equal to the longer of (a) sixty (60) consecutive days or (b) such period that would entitle the Participant to receive benefits under the applicable Company Group Member’s then effective long-term disability policy.

“Good Reason” shall mean, unless otherwise set forth in an individual employment or similar agreement between the Participant and the applicable Company Group Member, termination of a Participant’s employment by participant for any of the following reasons, without the Participant’s consent: (a) a material breach of this Agreement by the Company Group; (b) a material diminution in Participant’s authority, duties, or responsibilities; (c) a requirement by the Company Group for Participant to relocate more than fifty (50) miles from Participant’s place of employment required as of the

Grant Date; or (d) a material diminution in Participant’s base salary or target annual bonus opportunity equal to or exceeding ten percent (10%), in each case, unless such reduction is part of an across-the-board reduction applicable to the similarly situated employees of the Company Group generally. Within 30 days following the initial existence of a condition described above, Participant must provide written notice to the Company of the existence of the condition, and the Company Group must fail to remedy the condition within thirty (30) days of receipt of such notice. If the Company Group fails to remedy the condition, Participant must terminate employment with the Company Group within thirty (30) days of the end of the thirty (30)-day cure period. If Participant does not terminate employment within thirty (30) days of the end of the thirty (30)-day cure period, then Participant’s termination will not be for Good Reason.

“Retirement” shall mean the Participant’s resignation of employment from the Company Group (while in good standing with the Company Group) following expiration of a one-year period commencing upon the Participant’s provision to the Participant’s manager or supervisor (or, if applicable, the Board), after the Participant has reached age 60 or attained age plus years of service to the Company Group equal to 70, of written notice of the Participant’s intention to retire.

ARTICLE II.

AWARD OF RESTRICTED STOCK UNITS

Section 2.1 Award of RSUs and Dividend Equivalents.

(a) In consideration of the Participant’s past and/or continued employment with or service to the Company Group and for other good and valuable consideration, effective as of the Grant Date, the Company has granted to the Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Agreement and the Plan, subject to adjustment as provided in Section 4(d) of the Plan. Each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, the Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b) The Company hereby grants to the Participant an Award of dividend equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to the Participant or is forfeited or expires. The dividend equivalent shall be credited to the Participant and be deemed to be reinvested in additional RSUs (rounded down to the nearest whole RSU, with no cash or other consideration provided in lieu of any fractional Shares and the Participant having no rights or entitlements with respect to any fractional Shares) as of the record date of any such dividend based on the Fair Market Value of a Share on such date. Each additional RSU that results from such deemed reinvestment of dividend equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions that apply to the underlying RSU to which such additional RSU relates.

Section 2.2 Regular Vesting of RSUs. The RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice, subject to Sections 2.3 and 2.4.

Section 2.3 Change in Control. Unless the Committee determines otherwise, in the event a Change in Control occurs prior to the Final Vesting Date and the RSUs are not assumed or substituted by the surviving entity or successor corporation (or an Affiliate thereof) in connection with such Change in Control, then the Participant’s unvested RSUs shall, to the extent not assumed or substituted, fully vest immediately prior to, but subject to the occurrence of, such Change in Control.

Section 2.4 Termination of Employment or Service.

(a) In the event the Participant’s employment or service with the Company Group is terminated prior to the Final Vesting Date, except as otherwise provided in Section 2.4(b), (c), (d), or (e), or as set forth in an individual employment or similar agreement between the Participant and the applicable Company Group Member, or as otherwise determined by the Committee in its absolute discretion, then all unvested RSUs shall be forfeited immediately upon such termination and the Participant shall not be entitled to receive any consideration with respect thereto. Employment or service for only a portion of a vesting period prior to a Vesting Date, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services, except as specifically provided otherwise in the Agreement or in any individual employment or similar agreement between the Participant and the applicable Company Group Member. A transfer of the Participant’s employment or service from one Company Group Member to another shall not be considered a termination of employment or service. The Participant’s employment or service with the Company Group shall be deemed to terminate as of the date the Participant is no longer actively providing services to the Company Group (regardless of the reason for the termination and whether later found to be invalid or in breach of Applicable Law or the terms of any individual employment or similar agreement between the Participant and a Company Group Member).

(b) In the event the Participant’s employment or service with the Company Group is terminated prior to the Final Vesting Date by the Company Group without Cause, or by the Participant for Good Reason, in each case other than in the two (2) years following a Change in Control, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company Group within sixty (60) days following the date of such termination, the Participant shall immediately vest in a pro-rated portion of the RSUs and the balance of RSUs (i.e., any RSUs that remain unvested after taking into account the vesting of such pro-rated portion) shall be immediately forfeited upon such termination and the Participant shall not be entitled to receive any consideration with respect thereto. For this purpose, the pro-rated portion shall be calculated by (i) multiplying (x) the total number of RSUs awarded under the Agreement by (y) a fraction, the numerator of which shall be the number of days in the period commencing on the Vesting Commencement Date and concluding on the date of termination of the Participant’s employment or service, and the denominator of which shall be the number of days in the period commencing on the Vesting Commencement Date and concluding on the originally scheduled Final Vesting Date (as set forth on the first page of the Grant Notice) (the resulting amount, the “Aggregate Pro-Rated RSUs”), (ii) subtracting from the Aggregate Pro-Rated RSUs the number of RSUs subject to the Award that have already vested as of the date of termination of the Participant’s employment or service, and (iii) rounding the number from the foregoing calculation to the nearest whole number.

(c) In the event the Participant’s employment or service with the Company Group is terminated prior to the Final Vesting Date by the Company Group without Cause or by the Participant for Good Reason, in each case within the two (2) years following a Change in Control, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company Group within sixty (60) days following the date of such termination, the Participant’s then unvested and outstanding RSUs shall immediately fully vest and accelerate upon such termination of employment or service.

(d) In the event the Participant’s employment or service with the Company Group is terminated due to death or Disability prior to the Final Vesting Date, subject to the Participant’s (or the Participant’s estate’s, if applicable) execution and non-revocation of a customary release of claims in favor of the Company Group within sixty (60) days following the date of such termination, the Participant’s then unvested and outstanding RSUs shall immediately fully vest and accelerate upon such termination of employment or service.

(e) In the event the Participant’s employment or service with the Company Group is terminated prior to the Final Vesting Date by reason of Retirement, then, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company Group within sixty (60) days following the date of such termination, the Participant’s then unvested and outstanding RSUs shall immediately fully vest and accelerate upon such termination of employment or service.

Section 2.5 Settlement of RSUs.

(a) The RSUs shall be settled by the delivery of Shares to the Participant or to a third party to hold the Shares for the Participant’s benefit if directed by the Participant (either in registered form, book-entry form or as otherwise determined by the Committee) as soon as administratively practicable following the applicable Vesting Date (or any earlier vesting upon termination of employment or service or a Change in Control as described in Section 2.3 or Section 2.4), and, for any Participant that is a U.S. taxpayer, no later than March 15th of the calendar year following the year in which the RSUs are no longer subject to a substantial risk of forfeiture (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code); provided, however, that notwithstanding the foregoing, any portion of the RSUs that would vest pursuant to the Vesting Schedule set forth in the Grant Notice following the date a Participant that is a U.S. taxpayer attains Retirement eligibility shall be settled as soon as administratively practicable, but in all events within sixty (60) days, following the earlier of (i) the date such portion is scheduled to vest in accordance with the Vesting Schedule set forth in the Grant Notice (without regard to Sections 2.4(b), (c), (d) and (e)) and (ii) the date of the Participant’s death. Notwithstanding the foregoing, the Company may delay the settlement of RSUs if it reasonably determines that such payment or distribution will violate Applicable Law, provided that such settlement shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no settlement shall be delayed under this Section 2.5(a) if such delay will result in adverse tax consequences under Section 409A of the Code.

(b) Settlement of vested RSUs shall be made by the Company in the form of whole Shares, rounded down to the nearest whole Share, with no cash or other consideration provided in lieu of any fractional Shares. The Participant shall have no rights or entitlements with respect to any fractional Shares.

Section 2.6 Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any Shares or to cause any Shares to be issued or delivered in registered, book-entry or any other form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing and trading on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any Applicable Law or under rulings or regulations of the SEC, the United Kingdom Financial Conduct Authority or other governmental regulatory body, which the Committee, in its absolute discretion, determines to be necessary or advisable, (c) the obtaining of any approval or other clearance from any state, federal or national governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares in accordance with Applicable Law, which may be in one or more of the forms of consideration approved by the Committee from time to time, that the Committee, in its absolute discretion, determines to be necessary or advisable, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 2.7 hereof by the Company Group Member with respect to which the applicable withholding obligation arises. Notwithstanding the foregoing, the issuance or transfer of the Shares underlying this Award shall not be accelerated or delayed if such acceleration or delay would result in adverse tax consequences under Section 409A of the Code. Delays may be permitted only to the extent permitted by Section 409A of the Code.

Section 2.7 Tax Withholding. Notwithstanding any other provision of the Agreement:

(a) The Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the RSUs, their grant or vesting or any payment or transfer with respect to the RSUs up to the maximum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Unless otherwise determined by the Committee, to satisfy Participant’s maximum income, employment and/or other applicable taxes that are statutorily required to be withheld, the Company shall withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant a number of Shares with an aggregate Fair Market Value equal to an amount not in excess of such maximum statutorily required withholding liability (or portion thereof). Without limiting the foregoing, if any portion of the RSUs is considered to provide a “deferral of compensation” under Section 409A of the Code, certain payroll taxes (FICA) may be due upon the Participant satisfying the age and service requirements for Retirement or upon the Participant’s employment or service with the Company Group, and in any such case, the Company shall be authorized to withhold the Participant’s FICA tax obligations at such time and on any applicable dates thereafter.

(b) The Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed by the Participant in connection with this Award, regardless of any action taken by any Company Group Member with respect to any tax withholding obligations that arise in connection with this Award. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of this Award or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure this Award to reduce or eliminate the Participant’s tax liability.

Section 2.8 Rights as Stockholder. Neither the Participant nor any Person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable or deliverable hereunder unless and until such Shares (which may be in registered, book-entry or such other form as the Committee may approve) will have been issued in accordance with this Section 2.8, and recorded in the register of members and such other books and records of the Company or its transfer agents or registrars as may be required and delivered to the Participant or to a third party if the Participant directs that the Shares be delivered to such third party to hold for the benefit of the Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive dividends and distributions on such Shares.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Administration. The Committee shall have the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement.

Section 3.2 RSUs Not Transferable. The RSUs may not be sold, pledged, attached, assigned, alienated, or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

Section 3.3 Adjustments. The Committee may accelerate the vesting or settlement of all or a portion of the RSUs in such circumstances as it, in its absolute discretion, may determine. The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in the Agreement and the Plan, including Section 4(d) of the Plan.

Section 3.4 Malus and Clawback. The Participant acknowledges that the RSUs and the Shares acquired upon settlement of the RSUs shall be subject (including on a retroactive basis) to malus, clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the Agreement) to the extent required by the Clawback Policy, the terms of any other malus and clawback policies of the Company Group or Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or as a result of any failure to comply with the Company’s policy on confidential information and proprietary business information, or any non-competition, non-solicitation, no-hire or other restrictive covenants in the Participant’s employment agreement with the Company or any other agreement between the Participant and the Company, in each case as may be in effect from time to time.

Section 3.5 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the Shares underlying the RSUs. The Participant should consult with the Participant’s personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

Section 3.6 Insider Trading/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in the United States, the United Kingdom and other jurisdictions, which may affect the Participant’s ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such time as the Participant is considered to have “inside information” or “material non-public information” regarding the Company (as defined under Applicable Law). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information or material non-public information and may also prohibit the Participant from placing (or recommending that others place) orders while in possession of inside information or material non-public information. Furthermore, the Participant could be prohibited from (i) disclosing any inside information or material non-public information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant should keep in mind that third parties include employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under applicable policies or procedures maintained by the Company and its Subsidiaries from time to time. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult with the Participant’s personal legal advisor on this matter.

Section 3.7 Notices. Any notice to be given under the terms of the Agreement to the Company shall be sent by email to LTI_Compensation@sunbeltrentals.com, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar non-U.S. entity.

Section 3.8 Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

Section 3.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Agreement, without giving effect to the conflict of laws provisions thereof. The courts of the State of Delaware will have exclusive jurisdiction to determine any dispute in relation to the application of the Plan. By accepting the Agreement, the Participant is deemed to have agreed to submit to such jurisdiction.

Section 3.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and the Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act, the Exchange Act, and any and all regulations and rules promulgated thereunder by the SEC, and state securities laws and regulations. Notwithstanding any other provision of the Plan or the Agreement, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law and shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, the Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of the Agreement shall materially and adversely impair the rights of the Participant without the prior written consent of the Participant.

Section 3.12 Imposition of Other Requirement. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 3.13 No Waiver. Any right of the Company Group contained in the Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of the Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

Section 3.14 Successors and Assigns. The Company may assign any of its rights under the Agreement to single or multiple assignees, and the Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 hereof and the Plan, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 3.15 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 3.16 Not a Contract of Employment. Nothing in the Agreement or the Plan shall confer upon the Participant any right to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the employment or other services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent (a) expressly provided otherwise in a written agreement between a Company Group

Member and the Participant or (b) where such provisions are not consistent with Applicable Law, in which case such Applicable Law shall control. The Plan and Agreement shall not constitute or form part of any contract of employment or other service agreement between any Company Group Member and the Participant.

Section 3.17 Entire Agreement. The Plan and the Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. The Participant expressly warrants that the Participant is not accepting the Agreement in reliance on any promises, representations, or inducements other than those contained herein.

Section 3.18 Section 409A. It is intended that the RSUs shall comply with or be exempt from Section 409A of the Code (with such exemption pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder). Any ambiguities herein will be interpreted such that all payments and benefits to U.S. taxpayers will be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the RSUs provided under the Agreement will be subject to the additional tax imposed under Section 409A of the Code. Each payment payable under the Agreement is intended to constitute a separate payment for purposes of Treasury Regulation 1.409A-2(b)(2). Except as otherwise permitted under Section 409A of the Code, the settlement of the RSUs shall not be accelerated or deferred (including accelerated settlement otherwise permitted under Sections 4(d) or 8 of the Plan) unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A of the Code; provided that, for the avoidance of doubt, nothing in this Agreement shall otherwise restrict the Committee’s ability to accelerate vesting of the RSUs in accordance with Sections 4(d) or 8 of the Plan so long as settlement is not accelerated or deferred except as otherwise permitted under Section 409A of the Code.

Section 3.19 Agreement Severable. In the event that any provision of the Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Agreement.

Section 3.20 Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests upon the Participant other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.

Section 3.21 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 3.22 Data Privacy. As a condition of receipt of the Award, and without prejudice to the Participant’s acknowledgement of the Company’s legitimate interests in processing the Participant’s personal data, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 3.22 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries may

hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the Award, the Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Participant may elect to deposit any Shares. The Data related to the Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant may, at any time, view the Data held by the Company with respect to the Participant, request additional information about the storage and processing of the Data with respect to the Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Participant’s local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s absolute discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the Participant’s consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant may contact their local human resources representative.

* * * *

APPENDIX

This Appendix includes special terms and conditions that govern the Award if the Participant is based in any country listed below. The information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to their situation. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residency to another country after the date of grant, is a consultant, changes employment status to a consultant position, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Participant.

Bahamas

1. Where the Participant is employed in or otherwise resident in the Commonwealth of The Bahamas (“The Bahamas”) the Participant acknowledges and agrees that the grant to the Participant of RSUs in accordance with the terms hereof and the vesting and settlement of such RSUs may be subject to the securities laws of The Bahamas, including without limitation, the Securities Industry Act, 2024 and the Securities Industry Regulations, 2012. Notwithstanding the foregoing, however, it should be noted that neither the Securities Commission of The Bahamas nor any similar authority, ministry or department of the Bahamian government or any other regulatory authority within the jurisdiction have reviewed or given any approval in relation to the Plan, any Awards given thereunder or the merits of the RSUs described herein.

2. The Participant has a responsibility to comply with any filing, reporting, approval and/or other obligations under Bahamian law, which may be triggered in connection with the Plan or the grant, vesting or settlement of any RSUs thereunder.

3. The Participant understands that The Bahamas maintains a foreign currency exchange control environment, which is governed by the Exchange Control Regulations, 1956 (the “Exchange Control Regulations”). Pursuant to the Exchange Control Regulations, the Participant may be designated as either resident for exchange control purposes or non-resident for exchange control purposes. Where the Participant is designated as resident for exchange control purposes the prior approval of the Exchange Control Department of the Central Bank of The Bahamas may be required in connection with the holding of RSUs or any proceeds derived therefrom that are paid in a currency other than the Bahamian Dollar. Any approvals required on account of the Participant’s exchange control designation shall be the sole responsibility of the Participant, which the Participant agrees to comply with in accordance with applicable Bahamian law.

4. Nothing contained herein shall be construed as tax or any other advice under or in connection with the laws of The Bahamas and the Company hereby makes no representations herein concerning whether the grant, vesting or settlement of the RSUs will constitute a taxable activity under Bahamian law. Any tax filing, reporting, payment or other obligations imposed by the laws of The Bahamas which are triggered by the grant, vesting or settlement of the RSUs shall be the sole responsibility the Participant.

Canada

1. If the Participant is employed in Quebec, then by signing the Agreement, the Participant acknowledges and agrees that the Participant has had access to, and has been able to review and consider, the Agreement and the Plan along with their respective terms and conditions in French prior to freely and voluntarily electing to sign the Agreement and agree to the terms and conditions of the Plan in their English versions. En signant ci-dessous, le Participant reconnait et convient qu’il a eu accès cette Convention d’option et au Régime, ainsi qu’à leurs modalités et conditions respectives, en français, et qu’il a pu les réviser et les examiner ainsi avant de choisir librement et volontairement de signer cette Convention d’option et d’accepter les modalités et conditions du Régime dans leur version anglaise.

2. The reference to “subject to the Participant continuing to be employed by, or providing services to, a Company Group Member through such date” in the section entitled “Vesting Schedule” in the Grant Notice shall be read to mean “subject to the Participant’s Termination Date not having occurred prior to such date”.

3. Paragraph (b) in the definition of “Cause” set forth in Section 1.2 of the Agreement shall be deleted entirely and replaced with the following:

“(b) chronic absenteeism (excluding any authorized time off such as vacation, temporary illness, maternity or parental leave, or any other authorized leave of absence), willful misconduct, malfeasance, or gross negligence in the performance of Participant’s duties, or actions or omissions involving moral turpitude;”

4. The second sentence of Section 2.1(a) of the Agreement shall be deleted in its entirety and replaced with the following sentence: “Notwithstanding anything in Section 6(d) of the Plan to the contrary, each RSU represents the right to receive one Share issued from treasury at the times and subject to the conditions set forth herein.”

5. Section 2.4 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 2.4 Termination of Employment or Service.

(a) In the event the Participant’s Termination Date occurs prior to the Final Vesting Date, except as otherwise provided in Section 2.4(b), (c), (d) or (e) or as set forth in an individual employment or similar agreement between the Participant and the applicable Company Group Member, or as otherwise determined by the Committee in its absolute discretion, or as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation and, where applicable, the Civil Code of Québec, then all unvested RSUs shall be forfeited immediately upon such Termination Date for no consideration, and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, civil law or common law termination entitlement or otherwise. For greater certainty, a transfer of the Participant’s employment or service from one Company Group Member to another shall not constitute a Termination Date for purposes of this Agreement.

(b) Except as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation and, where applicable, the Civil Code of Québec, in the event the Participant’s Termination Date occurs prior to the Final Vesting Date by reason of a termination of employment or service by the Company Group, as applicable, without Cause or because of the Participant’s resignation for Good Reason, in each case other than in the two (2) years following a Change of Control, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company Group Member within sixty (60) days following the Termination Date, the Participant shall immediately vest in a pro-rated portion of the RSUs and the balance of RSUs (i.e., any RSUs that remain unvested after taking into account the vesting of such pro-rated portion) shall be immediately forfeited upon such Termination Date for no consideration, and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, civil law or common law termination entitlement or otherwise. For this purpose, the pro-rated portion shall be calculated by (i) multiplying (x) the total number of RSUs awarded under the Agreement by (y) a fraction, the numerator of which shall be the number of days in the period commencing on the Vesting Commencement Date and concluding on the Termination Date, and the denominator of which shall be the number of days in the period commencing on the Vesting Commencement Date and concluding on the originally scheduled Final Vesting Date (as set forth on the first page of the Grant Notice) (the resulting amount, the “Aggregate Pro-Rated RSUs”), (ii) subtracting from the Aggregate Pro-Rated RSUs the number of RSUs subject to the Award that have already vested as of the Termination Date, and (iii) rounding the number from the foregoing calculation to the nearest whole number.

(c) In the event the Participant’s Termination Date occurs prior to the Final Vesting Date by reason of a termination of employment or service by the Company Group, as applicable, without Cause or because of the Participant’s resignation for Good Reason, in each case within the two (2) years following a Change in Control, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company Group within sixty (60) days following the Termination Date, the Participant’s then unvested and outstanding RSUs shall immediately fully vest and accelerate upon such Termination Date.

(d) In the event the Participant’s Termination Date occurs prior to the Final Vesting Date due to death or Disability, subject to the Participant’s (or the Participant’s estate’s, if applicable) execution and non-revocation of a customary release of claims in favor of the Company Group Member within sixty (60) days following the Termination Date, the Participant’s then unvested and outstanding RSUs shall immediately fully vest and accelerate upon such Termination Date.

(e) Except as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation and, where applicable, the Civil Code of Québec, in the event the Participant’s Termination Date occurs prior to the Final Vesting Date by reason of Retirement, then, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company Group within sixty (60) days following the Termination Date, the Participant’s then unvested and outstanding RSUs shall immediately fully vest and accelerate upon such Termination Date.”

6. Section 2.7(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a) The Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the RSUs, their grant or vesting or any payment or transfer with respect to the RSUs up to the maximum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Subject to the Company’s compliance with Applicable Law and the Committee’s consent, and unless the Participant has elected at least 30 days in advance of the applicable withholding event to satisfy the applicable withholding obligations by a cash payment from the Participant to the Company (or the Subsidiary last employing the Participant), in any case where a tax is required to be withheld in connection with the delivery of Shares in respect of the Participant’s RSUs, by execution of this Agreement, the Participant hereby elects for the tax withholding obligation to be satisfied by the Company withholding a number of Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant, which Shares so withheld have an aggregate Fair Market Value equal to an amount not in excess of the maximum statutorily required withholding liability (or portion thereof) that equals (but does not exceed) the required tax withholding payment.”

7. The second sentence of Section 3.3 of the Agreement shall be deleted in its entirety and replaced with the following: “The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification, and termination in certain events as provided in the Agreement and the Plan, including Section 4(d) of the Plan; provided that any cancellation of the RSUs for consideration shall be implemented in accordance with section 7 of the Income Tax Act (Canada); provided, further, that notwithstanding Section 4(e) of the Plan, any awards subject to section 7 of the Income Tax Act (Canada) may not be substituted by any Substitute Award, except where such substitution meets the requirements of an exchange of awards pursuant to section 7(1.4) of the Income Tax Act (Canada).”

8. Section 3.16 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 3.16 Not a Contract of Employment. Nothing in the Agreement or the Plan shall confer upon the Participant any right to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the employment or other services of the Participant, except to the extent (a) expressly provided otherwise in a written agreement between a Company Group Member and the Participant or (b) where such provisions are not consistent with Applicable Law, in which case such Applicable Law shall control. The Plan and Agreement shall not constitute or form part of any contract of employment or other service agreement between any Company Group Member and the Participant.”

9. For the purpose of the Grant Notice and Section 2.4 of the Agreement, the following terms shall have the meanings set forth below:

“Consultant” shall mean an individual or a consultant company that:

(a) is engaged to provide services on a bona fide basis to the Company or a Subsidiary, other than services provided in relation to a distribution of securities of the Company or a Subsidiary;

(b) provides the services under a written contract with the Company or a Subsidiary; and

(c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Subsidiary.

For the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner.

“Disability” shall mean a physical or mental incapacity of the Participant that cannot be accommodated and that prevents the Participant from substantially fulfilling the Participant’s responsibilities on behalf of the Company Group for a period equal to the longer of (a) one hundred and eighty (180) consecutive days or (b) such period that would entitle the Participant to receive benefits under the applicable Company Group Member’s then effective long-term disability policy.

“Termination Date” shall mean:

(a)

in the case of an employee, (i) the date on which the employee’s employment with the Company Group ceases for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, retirement, death, frustration of contract, termination for Cause, termination without Cause, Disability or constructive dismissal) without regard to any pay in lieu of notice (whether paid by lump sum or salary continuance), benefits continuation, or other termination or severance payments to which the employee may be entitled, whether pursuant to contract, the common or civil law or otherwise, or (ii) on such later date, if applicable, as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation. For greater certainty, an employee shall not cease to be employed by the Company Group because of a period of vacation, temporary illness, maternity or parental leave, or any other authorized leave of absence. For the avoidance of any doubt, the parties intend to displace any presumption that the Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan in excess of any minimum statutory notice under applicable employment or labour standards legislation;

(b)	in the case of a Director who is not an employee or Consultant, the date upon which the Participant ceases to hold office; or

(c)

in the case of a Consultant, the date that is designated by the Company Group, or by the Consultant, as the date on which the Participant’s consulting agreement or arrangement is terminated, without regard to any applicable period of reasonable notice or contractual notice to which the Participant may claim to be entitled under common law, civil law or pursuant to contract in respect of a period which follows the date on which the Participant’s consulting agreement or arrangement is terminated as specified in the notice of termination.

Germany

1. The Plan, the RSUs, the Agreement and participation in the Plan do not create any claims against the Affiliate of the Company the Participant is employed by either directly or indirectly. The granted RSUs do not form part of the Participant’s compensation under the Participant’s employment or service agreement, as applicable, and the sole contact and sole contractual partner regarding the Plan and the granted RSUs is the Company.

2. Cross-border payments in excess of €50,000 must be reported monthly to the German Central Bank (Deutsche Bundesbank). If the Participant uses a German bank to transfer a cross-border payment in excess of €50,000 in connection with the sale of Shares acquired under the Plan, the bank will file the report for the Participant. In addition, the Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €6,000,000 on a monthly basis. Finally, the Participant must report on an annual basis if the Participant holds Shares that exceed 10% of the total voting capital of the Company.

3. German residents holding Shares must notify their local tax office if the acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year. A qualified participation is attained only in the unlikely event (i) the Participant owns at least 1% of the Company and the value of the Shares acquired exceeds €150,000, or (ii) the Participant holds Shares exceeding 10% of the total capital of the Company.

Ireland

1. The defined term “Disability” in Section 1.2 of the Agreement is amended and restated and shall apply to the Award of RSUs in the following terms:

““Disability” shall mean any physical or mental illness or disability of the Participant that results in the inability of the Participant to substantially perform the functions of the Participant’s job, with reasonable accommodation, for a period equal to the longer of (a) a continuous period of 90 days or a total of 120 days over a 12-month period or (b) such period that would entitle the Participant to receive benefits under the applicable Company Group Member’s then effective long-term disability policy. Any determination of Disability shall be made by the Committee in consultation with a qualified physician or physicians. The failure of the Participant to submit to a reasonable examination by a physician or physicians selected by the Committee within thirty (30) days following the Committee’s request for such an examination shall act as an estoppel to any objection by the Participant to any determination of Disability by the Committee.”

2. The benefit to a Participant of the Award of RSUs (or of any Shares issued, allotted or transferred to the Participant upon settlement of the RSUs) shall, save as provided for by Applicable Law, (i) not form any part of the Participant’s remuneration or count as his or her remuneration for any purpose, (ii) not be pensionable and (iii) not give the Participant any rights or additional rights in respect of any pension scheme operated by a Company Group Member.

3. Section 2.7 of the Agreement is amended and restated and shall apply to the Award of RSUs in the following terms:

“Section 2.7 Withholding Obligations. Notwithstanding any other provision of the Agreement:

The Company Group shall have the right and is hereby authorized to withhold any applicable taxes, charges, social insurance contributions or other mandatory deductions required to be withheld by Applicable Law in any jurisdiction (including with respect to any liability in Ireland for income tax, universal social charge, employee pay related social insurance or participant contributions under the Automatic Enrolment Retirement Savings Systems Act 2024 of Ireland) (“Withholdings”) in respect of the RSUs, their grant, vesting or settlement, or on any payment or transfer with respect to the RSUs up to the maximum applicable rate or obligation imposed by Applicable Law, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such Withholdings. Unless otherwise determined by the Committee, to satisfy the Participant’s Withholdings, the Company shall withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant a number of Shares with an aggregate Fair Market Value equal to an amount not in excess of the maximum Withholdings liability imposed by Applicable Law.

The Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all Withholdings owed by the Participant in connection with this Award, regardless of any action taken by any Company Group Member with respect to any withholding obligations that arise in connection with this Award. No Company Group Member makes any representation or undertaking regarding the treatment of any withholding obligation in connection with the awarding, vesting or settlement of this Award or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure this Award to reduce or eliminate the Participant’s tax (or other) liability.”

4. Section 3.4 of the Agreement is amended and restated and shall apply to the Award of RSUs in the following terms:

“Section 3.4 Malus and Clawback. The Participant acknowledges that the RSUs and the Shares acquired upon settlement of the RSUs shall be subject (including on a retroactive basis) to malus, clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the Agreement) to the extent required by the Clawback Policy, the terms of any other malus and clawback policies of the Company Group or Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or as a result of any failure to comply with the Company’s policy on confidential information and proprietary business information, or any non-competition, non-solicitation, no-hire or other restrictive covenants in the Participant’s employment agreement with a Company Group Member or any other agreement between the Participant and a Company Group member, in each case as may be in effect from time to time. Without prejudice to the rights of a Company Group Member to effect clawback, recoupment, forfeiture or similar requirements through one or more other means, the acceptance of this Award constitutes the Participant’s instruction and irrevocable authorization to a Company Group Member to withhold through payroll deduction such amount or amounts for which the Participant may become liable (as determined by the Company) arising from clawback, recoupment, forfeiture or similar requirements becoming applicable to the Shares acquired upon settlement of the RSUs.”

5. The Participant shall provide to a Company Group Member as soon as reasonably practicable such information as the Company Group Member reasonably requests for the purpose of complying with its obligations (if any) under Section 897B of Taxes Consolidation Act 1997 (as amended) of Ireland.

6. If the Participant is a director or shadow director or secretary of any Company Group Member that is incorporated in Ireland (an “Ireland Subsidiary”) the Participant shall notify the Ireland Subsidiary in writing within five business days of the Participant receiving or disposing of a “disclosable interest” (within the meaning of and for the purposes of Chapter 5 of Part 5 of the Companies Act 2014 of Ireland) in the Company, or within five business days of the Participant becoming aware of the event giving rise to the notification requirement, or within five business days of the Participant becoming a director or shadow director or secretary if such a “disclosable interest” exists at the time.

The Netherlands

The following provisions apply if the Participant is employed based on an employment agreement governed by Dutch law:

1. Termination of the Participant’s employment in the definition of “Cause” in Section 1.2 of the Agreement shall be deemed to include the situation where the Dutch Affiliate of the Company employing a Participant has informed the Participant of the intention to terminate their employment for any of the reasons mentioned in the definition of Cause.

2. The Plan, the RSUs, the Agreement and participation in the Plan do not create any claims against any Dutch Affiliate of the Company that employs the Participant, either directly or indirectly. The RSUs do not form part of the Participant’s compensation under the Participant’s employment agreement, as applicable, and the Company is the sole contractual party regarding the Plan and the RSUs.

3. To the extent any provision of the Agreement, the Plan, or any related documentation is considered to be in conflict with or unenforceable under mandatory provisions of Dutch law (dwingend recht), the relevant mandatory provisions of Dutch law shall prevail.

4. The grant of the Awards in the Netherlands is exempt from the obligation to publish a prospectus under the Prospectus Regulation ((EU) 2017/1129), as amended from time to time. This exemption will be based on reliance on an applicable exemption under Article 1(4) of the Prospectus Regulation. Such exemptions include, but are not limited to, offers made to fewer than 150 natural or legal persons in the Netherlands (Article 1(4)(b)) and offers to current or former employees or directors (Article 1(4)(i)). In all cases, the Company will ensure compliance with any specific conditions of the relied-upon exemption, including the provision of any required information document. Consequently, no prospectus or separate filing with the Dutch Authority for the Financial Markets (AFM) is required for this activity.

United Kingdom

1. The Award shall be deemed to have granted under the U.K. Sub-Plan.

2. The Award shall not be pensionable.

3. For purposes of the Agreement, “Retirement” shall mean Participant’s retirement from the Company Group with the consent of the Company’s Chief Executive Officer, General Counsel or Chief Human Resources Officer.